ADDENDUM NO. 1 TO
SUBADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of December 15, 2025 is an addendum to the Sub-Advisory Agreement (the “Agreement”) dated May 15, 2025, by and between Twin Oak ETF Company (the “Adviser”) and Exchange Traded Concepts, LLC (the “Sub-Adviser”), with respect to each series of The RBB Fund Trust (the “Trust”) identified on Appendix A to the Agreement.

WHEREAS, the Adviser and Sub-Adviser entered into the Agreement for the Sub-Adviser to provide sub-advisory services to those series of the Trust identified on Schedule A to the Agreement;

WHEREAS, the parties wish to amend the Agreement to add the Twin Oak Enhanced Equity ETF, Twin Oak Enhanced Fixed Income ETF, Twin Oak Global Equity ETF, Twin Oak Strategic Solutions ETF and Twin Oak Hedged Opportunities ETF (each a “Fund”), each a new series of the Trust, to the schedule of funds that the Sub-Adviser is an authorized sub-adviser to, as indicated in the following amended Appendix A and Appendix B;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Appendix A and Appendix B to the Agreement are hereby amended and restated in their entirety as provided in Appendix 1 and Appendix 2 attached hereto, effective as of the date of the effectiveness of the Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A related to the Funds (the “Effective Date”).

2.	The Agreement, as amended by this Addendum, shall become effective with respect to the Fund as of the Effective Date and, unless sooner terminated in accordance with the terms of the Agreement, shall continue with respect to the Funds until August 16, 2027. Thereafter, if not terminated, the Agreement shall continue with respect to a Fund for additional one (1) year periods so long as such continuance is specifically approved at least annually either by the vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, unless such requirement is otherwise excepted by any applicable law or order, or by the vote of a majority of the outstanding voting securities of the Fund.

3.	From and after the Effective Date, the term “Funds” as used in the Agreement shall be deemed to include the Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

5.	This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

ADVISER:

Twin Oak ETF Company

By:	/s/ Zachary Wainwright
Name:	Zachary Wainwright
Title:	CEO

SUB-ADVISER:

Exchange Traded Concepts, LLC

By:	/s/ Richard Malinowski
Name:	Richard Malinowski
Title:	Co-Chief Executive Officer

Appendix 1

to the

Sub-Advisory Agreement

by and between

Twin Oak ETF Company

and

Exchange Traded Concepts, LLC

Twin Oak Active Opportunities II ETF

Twin Oak Active Opportunities III ETF

Twin Oak Endure ETF

Twin Oak Enhanced Equity ETF

Twin Oak Enhanced Fixed Income ETF

Twin Oak Global Equity ETF

Twin Oak Strategic Solutions ETF

Twin Oak Hedged Opportunities ETF

Appendix 2

Sub-Advisory Agreement

by and between

Twin Oak ETF Company

and

Exchange Traded Concepts, LLC